Exhibit 99.1

Kindred Biosciences Announces Third Quarter 2016 Financial Results
San Francisco, CA (November 7, 2016) Kindred Biosciences, Inc. (NASDAQ: KIN), a biopharmaceutical company focused on saving and improving the lives of pets, today announced financial results for the third quarter ended September 30, 2016 and provided updates on its programs.
“We are pleased with the progress across our programs as we execute our strategy of quickly and cost-effectively developing therapeutics for our animal family members. In support of the anticipated launch of Zimeta™ (dipyrone injection) and Mirataz™ (mirtazapine 2% ointment), we have been hiring key personnel, building our veterinary technical services and establishing distribution channels. The advances of our lead candidates are complemented by promising preliminary data from pilot studies on our industry-leading biologics pipeline. As we prepare to transition to a revenue generating company next year, our deep product pipeline of more than 20 programs is supported by our strong cash position,” stated Richard Chin, M.D., President and CEO of KindredBio.
Development and Corporate Updates
With more than 20 programs in development, KindredBio continues to advance a diversified portfolio of validated molecules in a capital efficient manner. Recent highlights include:

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KindredBio is preparing for the commercial launch of Zimeta for the treatment of pyrexia (fever) in horses. All major technical sections of the New Animal Drug Application (NADA) have been submitted to the Food and Drug Administration (FDA). The Company received the technical section complete letter for effectiveness from the FDA in early October. The basis for this complete letter was a multicenter, randomized, blinded, placebo-controlled pivotal study that enrolled 138 horses to assess the effectiveness of Zimeta. The results of the field study demonstrated that Zimeta administered at 30 mg/kg intravenously was effective for the control of pyrexia 6 hours following treatment administration. Approval of Zimeta is anticipated in the first half of 2017, assuming FDA review proceeds as expected. Zimeta is expected to be the first FDA-approved product for fever in horses, a significant and widely prevalent unmet medical condition that affects millions of horses each year.

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The Company has completed its formulation development of the oral gel form of Zimeta for the treatment of fever in horses. The pivotal trial for Zimeta (dipyrone oral gel) is expected to start in the first half of 2017. The oral gel form of dipyrone is expected to be an additional, valuable tool for equine veterinarians by providing an easy-to-administer fever reducing agent for the horse and horse owner.

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KindredBio is also preparing for the commercial launch of Mirataz transdermal ointment for the management of weight loss in cats. Weight loss in cats is a serious and potentially fatal condition for which there is no FDA-approved drug. The Company submitted the final major NADA technical section during the quarter. In the target animal safety study, Mirataz was generally well-tolerated. At the proposed label dose, topical administration of mirtazapine ointment was associated with mild, reversible skin changes at the site of dose application (ear). The Company expects approval of Mirataz in mid-2017, assuming FDA review proceeds as expected.

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KindredBio is in discussions with several potential commercialization partners regarding Mirataz.

•	KindredBio continues to enroll the pilot field study of epoCat™, feline erythropoietin, for the control of non-regenerative anemia in cats.

•	KindredBio has completed a pilot field study of KIND-014 for the treatment of equine gastric ulcers. Based on the study results, the Company is optimizing its formulation.

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The Company continues to optimize the formulation for KIND-015, a development candidate for metabolic syndrome in horses; following which, it expects to initiate a pilot field efficacy study by the first quarter of 2017.

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The Company has completed the first stage of a pilot field study in sick or septic foals to assess safety and efficacy of anti-TNF. All five foals enrolled survived to day 7, the primary endpoint of the study. The second stage of the study is planned early 2017, during the next foaling season.

Exhibit 99.1

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KindredBio continues to enroll a pilot field study of atopic dermatitis in dogs, the purpose of which is to assess safety and efficacy of several molecules, including anti-cytokine antibodies. Based on the results, the Company will select certain product candidate(s) for further development.

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The Company’s antibodies against cytokines and immune checkpoints continue to progress on track, with initial pilot studies for some expected in 2016. KIND-Bodies, a novel biologics scaffold with certain advantages over antibodies, including bispecific binding, is also proceeding on track.

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The Company has completed construction and is undergoing commissioning of a state-of-the-art GMP biologics manufacturing plant. This facility is believed to be one of the first in the world dedicated to veterinary biologics.

Third Quarter and Nine Months 2016 Financial Results
For the quarter ended September 30, 2016, KindredBio reported a net loss of $5.7 million or $0.29 per share, as compared to a net loss of $7.1 million or $0.36 per share for the same period in 2015. For the nine months ended September 30, 2016, the net loss was $16.7 million or $0.84 per share, as compared to a net loss of $20.7 million or $1.05 per share for the same period in 2015.
Total research and development expenses for the three and nine months ended September 30, 2016 were $3.8 million and $10.4 million, respectively, compared to $5.0 million and $14.8 million for the same periods in 2015. Stock-based compensation expense was $0.4 million and $1.1 million for the three and nine months ended September 30, 2016 as compared to $0.4 million and $1.4 million for the same periods in 2015. The decrease in research and development expenses in 2016 compared to 2015 was primarily due to lower field trial and material costs including consulting expenses, lower payroll and related expenses as a result of the Company’s restructuring in January and lower stock-based compensation expense. The prior year’s expenses also included costs related to pivotal studies for programs that have been completed or discontinued.
Total general and administrative expenses were $2.0 million and $5.9 million for the three and nine months ended September 30, 2016, respectively, compared to $2.1 million and $6.0 million for the same periods in 2015. General and administrative expenses year over year remain relatively flat with higher payroll, corporate and marketing expenses being offset by lower consulting, legal and professional fees. Stock-based compensation expense was $0.6 million and $1.6 million for the three and nine months ended September 30, 2016 as compared to $0.6 million and $1.7 million for the same periods in 2015.
The Company recorded a restructuring charge of $655,000 for payroll related costs, which was paid in the first quarter of 2016, in order to streamline its development programs and extend its cash runway.
As of September 30, 2016, KindredBio had $62.5 million in cash, cash equivalents and investments, compared to $77.6 million as of December 31, 2015. The decrease was primarily due to cash used in operating activities of $14.3 million and capital expenditures of $0.8 million.
For the full year 2016, the Company lowers its guidance for total operating expenses to between $21 million and $22 million, excluding the impact of stock-based compensation expense and the impact of acquisitions, if any. The Company’s anticipated expenditures for the remainder of the year include preparing for the commercial launches of Zimeta and Mirataz, as well as the continued development of its pipeline candidates.
Webcast and Conference Call
KindredBio will host a conference call and webcast today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. Interested parties may access the call by dialing toll-free (855) 433-0927 from the US, or (484) 756-4262 internationally, and using conference ID 99990229. The call will also be webcast live at http://edge.media-server.com/m/p/jxrhpjh4. A replay will also be available at that link for 30 days.
About Kindred Biosciences
Kindred Biosciences is a development-stage biopharmaceutical company focused on saving and improving the lives of pets.  Its mission is to bring to pets the same kinds of safe and effective medicines that human family members

Exhibit 99.1

enjoy.  The Company’s strategy is to identify compounds and targets that have already demonstrated safety and efficacy in humans and to develop therapeutics based on these validated compounds and targets for dogs, cats and horses.  The Company has a deep pipeline of novel drugs and biologics in development across many therapeutic classes.
For more information or to download the corporate presentation, visit www.KindredBio.com/LearnMore. Stay connected with KindredBio on Facebook at www.Facebook.com/KindredBio.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding our expectations about the trials, regulatory approval, manufacturing, distribution and commercialization of our current and future product candidates, and statements regarding our anticipated revenues, expenses, margins, profits and use of cash.
These forward-looking statements are based on our current expectations. These statements are not promises or guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements.  These risks include, but are not limited to, the following:  our limited operating history and expectations of losses for the foreseeable future; the absence of revenue from our product candidates for the foreseeable future; our potential inability to obtain any necessary additional financing; our substantial dependence on the success of our lead product candidates, which may not be successfully commercialized even if they are approved for marketing; the effect of competition; our potential inability to obtain regulatory approval for our existing or future product candidates; our dependence on third parties to conduct some of our development activities; our dependence upon third-party manufacturers for supplies of our product candidates; uncertainties regarding the outcomes of trials regarding our product candidates; our potential failure to attract and retain senior management and key scientific personnel; uncertainty about our ability to develop a satisfactory sales organization; our significant costs of operating as a public company; our potential inability to obtain patent protection and other intellectual property protection for our product candidates; potential claims by third parties alleging our infringement of their patents and other intellectual property rights; our potential failure to comply with regulatory requirements, which are subject to change on an ongoing basis; the potential volatility of our stock price; and the significant control over our business by our principal stockholders and management.
For a further description of these risks and other risks that we face, please see the risk factors described in our filings with the U.S. Securities and Exchange Commission (the SEC), including the risk factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q filed with the SEC.  As a result of the risks described above and in our filings with the SEC, actual results may differ materially from those indicated by the forward-looking statements made in this press release.   Forward-looking statements contained in this press release speak only as of the date of this press release and we undertake no obligation to update or revise these statements, except as may be required by law.
Contact
Russell Radefeld
KindredBio
russell.radefeld@kindredbio.com
(650) 701-7904

Exhibit 99.1

Kindred Biosciences, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2016	2015	2016	2015
Operating expenses:				
Research and development	3,754	5,033	10,352	14,833
General and administrative	2,022	2,095	5,907	5,969
Restructuring costs	-	-	655	-
Total operating expenses	5,776	7,128	16,914	20,802
Loss from operations	(5,776)	(7,128)	(16,914)	(20,802)
Interest and other income, net	93	33	224	92
Net loss	$ (5,683)	$ (7,095)	$ (16,690)	$ (20,710)
Basic and diluted net loss per share	$ (0.29)	$ (0.36)	$ (0.84)	$ (1.05)
Weighted-average number of common shares used to calculate basic diluted net loss per share	19,891	19,792	19,864	19,758